Exhibit 99.1

ADAMAS REPORTS FISCAL 2014 FINANCIAL RESULTS

Strong 2014 Performance Creates Foundation for Leveraging R&D Platform

EMERYVILLE, Calif., March 3, 2015 — Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS) today reported financial results for the year ended December 31, 2014.

“We made significant progress in 2014, advancing ADS-5102, our lead wholly-owned product candidate, into pivotal Phase 3 clinical trials for the treatment of levodopa-induced dyskinesia in Parkinson’s patients,” said Gregory T. Went, Ph.D., Chairman and Chief Executive Officer of Adamas.  “Namzaric™, the first fixed-dose combination for the treatment of Alzheimer’s disease, which is one of our collaborative products with Actavis, was also approved in the United States.  In addition, we raised $42.6 million in net proceeds from our IPO and earned milestone payments from Actavis amounting to $55 million, bringing the total amount of upfront and milestone payments recognized from our collaboration to $160 million.”

Dr. Went continued, “With the strong ongoing performance of Namenda XR®, our first product with Actavis; a second FDA-approved product, Namzaric, scheduled to launch soon; and a comprehensive Phase 3 program for ADS-5102 ongoing, we expect to have a productive 2015.  We look forward to completing recruitment of our pivotal trials for ADS-5102 and announcing the expansion of the ADS-5102 indications under investigation.  With our established drug development platform in place, we expect to bring new medicines to patients more rapidly than can be done with traditional drug discovery and development.  This is an exciting time, and we are just getting started.”

Fiscal 2014 Results

Adamas reported net income attributable to common stockholders of $9.1 million, or $0.53 per share, for the fiscal year ended December 31, 2014.  In the prior year, the company reported net income attributable to common stockholders of $35.4 million, or $3.00 per share, as a result of higher revenue from license fees and milestone payments under Adamas’ license agreement with Forest, a subsidiary of Actavis plc.

Adamas ended the year with $158.7 million in cash, cash equivalents, and marketable securities compared to $85.6 million at December 31, 2013.

For the fiscal years ended December 31, 2014 and 2013, Adamas reported total revenues of $55.8 million and $71.1 million, respectively.  Revenues recognized in both periods were from milestone payments and development expense reimbursement from Adamas’ collaboration with Forest and to a lesser degree from government grants and contracts.

Research and development expenses for the year ended December 31, 2014, were $21.9 million, including $2.5 million in stock-based compensation expense, compared to $7.4 million for the year ended December 31, 2013, which included $0.3 million in stock-based compensation expense.  The increase was related primarily to expenditures in the ADS-5102 clinical program.  General and administrative expenses for the year ended December 31, 2014, were $15.5 million, including $4.7 million in stock-based compensation expense, compared to $6.7 million for the year ended December 31, 2013, which included $0.3 million in stock-based compensation expense.  The increase was due primarily to headcount-related costs, including stock-based compensation, and professional services related to being a public company.

About Adamas

Adamas Pharmaceuticals, Inc. is a specialty pharmaceutical company driven to improve the lives of those affected by chronic disorders of the central nervous system.  The company achieves this by modifying the pharmacokinetic profiles of approved drugs to create novel therapeutics for use alone or in fixed-dose combination products.  Adamas is currently developing its lead wholly-owned product candidate, ADS-5102, for a complication associated with the treatment of Parkinson’s disease known as levodopa-induced dyskinesia, or LID, and is evaluating other potential indications.  The company’s portfolio also includes two approved products developed with Forest Laboratories Holdings Limited, a subsidiary of Actavis plc.  The first is a fixed-dose combination product, Namzaric™, and the second is an extended-release product, Namenda XR®.  Forest markets both products in the United States under an exclusive license from Adamas. For more information, please visit www.adamaspharma.com.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, the statements regarding the performance of Namenda XR®, the expected timing for the launch of Namzaric, and the ongoing development of ADS-5102, including completion of recruitment,   and other product candidates, indications and opportunities.  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “poised,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements.  For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, including risks relating to research and development activities of ADS-5102 and other current and future products, challenges associated with clinical trials including delays in enrollment, the failure to demonstrate the safety and efficacy of ADS-5102 or other product candidates, as well as risks relating to Adamas’ business in general, see Adamas’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2015. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Adamas undertakes no obligation to update any forward-looking statement in this press release.

Namenda XR® is a registered trademark of Merz Pharma GmbH & Co. KGaA.

Namzaric™ is a trademark of Actavis, Inc. or its affiliates.

For questions, please contact:

Julie Wood

Investor Relations & Corporate Communications

Adamas Pharmaceuticals, Inc.
Phone: 510-450-3528

— Financial Tables Attached —

ADAMAS PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$61,446	$85,612
Short-term investments	60,912	—
Accounts receivable	524	129
Prepaid expenses and other current assets	645	267
Total current assets	123,527	86,008
Property and equipment, net	1,228	199
Long-term investments	36,364	—
Other assets	70	9
Total assets	$161,189	$86,216
Liabilities, convertible preferred stock and stockholders’ equity
Current liabilities
Accounts payable	$3,685	$2,097
Accrued liabilities	8,595	2,119
Other current liabilities	265	2
Total current liabilities	12,545	4,218
Warrant liability	—	6,232
Non-current liabilities	1,570	12
Total liabilities	14,115	10,462
Commitments and Contingencies
Convertible preferred stock, $0.001 par value - 5,000,000 shares and 6,700,000 authorized at December 31, 2014 and December 31, 2013, and zero and 4,719,174 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively; zero and $77,433 liquidation preference at December 31, 2014 and December 31, 2013, respectively	—	19,149

Stockholders’ equity
Common stock, $0.001 par value - 100,000,000 shares authorized, 17,551,375 and 9,515,528 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	22	14
Additional paid-in capital	157,581	77,163
Accumulated other comprehensive income (loss)	(180)	—
Accumulated deficit	(10,349)	(20,572)
Total stockholders’ equity	147,074	56,605
Total liabilities, convertible preferred stock and stockholders’ equity	$161,189	$86,216

ADAMAS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Years Ended December 31,
	2014	2013	2012

Revenue	$55,846	$71,095	$37,471

Operating expenses:
Research and development	21,860	7,410	9,192
General and administrative	15,472	6,667	8,330
Total operating expenses	37,332	14,077	17,522
Income from operations	18,514	57,018	19,949
Interest and other income (expense), net	(917)	(4,906)	(1,913)
Income before income taxes	17,597	52,112	18,036
Provision for income taxes	(7,374)	(1,191)	(300)
Net income	$10,223	$50,921	$17,736

Net income attributable to common stockholders:
Basic	$8,968	$33,068	$11,441
Diluted	$9,069	$35,353	$11,596

Net income per share attributable to common stockholders:
Basic	$0.60	$3.48	$1.21
Diluted	$0.53	$3.00	$1.17

Weighted average number of shares used in computing net income attributable to common stockholders:
Basic	14,837	9,506	9,488
Diluted	17,107	11,806	9,924

ADAMAS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2014	2013	2012
Cash flows from operating activities
Net income	$10,223	$50,921	$17,736
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	155	66	41
Stock-based compensation	7,203	640	797
Excess tax benefit on the exercise of stock options	(1,599)	—	—
Change in preferred stock warrant value	983	4,526	1,330
Investment discount (premium) net of amortization and (accretion)	(1,361)	—	—
Provision for employee notes receivable	—	1	158
Noncash interest expense	—	—	377
Issuance of common stock and vesting of restricted common stock for services rendered	—	52	67
Loss on fixed asset disposal	111	—	—
Changes in assets and liabilities
Prepaid expenses and other assets	(381)	79	(39)
Accounts receivable	(395)	761	(516)
Accounts payable	1,521	(1,157)	1,799
Accrued liabilities and other liabilities	9,734	523	600
Deferred revenue	—	(29,611)	29,611
Net cash provided by operating activities	26,194	26,801	51,961
Cash flows from investing activities
Purchases of property and equipment	(1,285)	(167)	(24)
Purchases of marketable securities	(96,095)	—	—
Net cash used in investing activities	(97,380)	(167)	(24)
Cash flows from financing activities
Proceeds from public offering of common stock, net of discounts, commissions and issuance costs	42,632	—	—
Proceeds from issuance of convertible preferred stock, net of issuance costs	—	—	3,948
Proceeds from issuance of common stock upon exercise of stock options	1,011	21	7
Proceeds from issuance of common and preferred stock upon exercise of warrants	1,986	—	3,948
Proceeds from employee stock purchase plan	162	—	—
Excess tax benefit on the exercise of stock options	1,599	—	—
Repurchase of common stock	(370)	—	—
Principal payments on convertible promissory notes	—	(4,000)	—
Net cash provided by (used in) financing activities	47,020	(3,979)	7,903
Net increase (decrease) in cash and cash equivalents	(24,166)	22,655	59,840
Cash and cash equivalents at beginning of period	85,612	62,957	3,117
Cash and cash equivalents at end of period	$61,446	$85,612	$62,957

Supplemental disclosure
Cash paid for interest	$—	$279	$—
Cash paid for income taxes	$341	$1,501	$—